Exhibit 99.2

February 5, 2015

To Our Investors:

We are pleased to report First Priority Financial Corp. (“FPFC”) completed 2014 with the strongest and soundest financial position since its inception. The accomplishments of the past year continue to accelerate the Company to a new level within our market and among our peers. The significant achievements underlying the overall improvement in FPFC follow:

•	Operating earnings before income taxes continue to reflect the benefits realized through the combination of the former Affinity Bancorp, Inc. into FPFC, which was fully integrated in the third quarter of 2013. For the year ended December 31, 2014, FPFC’s operating earnings before taxes totaled $2,423,000 and, for the fourth quarter, 2014, were $601,000, the fifth consecutive quarter exceeding $600,000. The fourth quarter results were achieved despite a $513,000 charge off of a legacy non–accrual loan which has been in workout status for several years and was charged-off after experiencing deterioration in our collateral position. Excluding merger costs and income taxes, operating earnings over the last two years have totaled $4.2 million.

•	Net income for the year ended December 31, 2014 totaled $6.9 million and net income available to common shareholders after preferred dividends and warrant amortization totaled $6.3 million or $0.98 per basic and diluted common share. FPFC’s 2014 financial results have been positively impacted by the recognition of income tax benefits totaling $4.5 million. The recognition of income tax benefits is appropriate when a company achieves a consistent trend of positive earnings and the probability of it achieving its forecasted earnings indicate the ability of the company to utilize its net operating loss carryforward in offsetting future taxable income within a reasonable time period.

•	At December 31, 2014, FPFC’s total equity capital was $50.2 million and book value and tangible book value were $6.33 and $5.85 per common share, respectively.

The Company continued to grow and become more relevant in our marketplace as:

•	Assets totaled $492 million at December 31, 2014 compared to $446 million at December 31, 2013, representing an increase of $46 million or 10.3%

•	Loan outstandings at December 31, 2014 totaled $375 million compared to $336 million at December 31, 2013, representing an increase of $39 million or 11.6%. Organic net loan growth, which has occurred in the all sectors of the commercial and industrial, commercial mortgage and residential mortgage portfolios, totaled approximately $24 million and was supplemented with a $15 million purchased residential mortgage loan portfolio comprised of loans located within FPB’s markets.

•	Deposits totaled $378 million at December 31, 2014 compared to $357 million at December 31, 2013, an increase of 6%. The Bank continues to emphasize and grow deposits through its branch network and cash management services.

•	Capital remains strong. FPB’s total risk based capital ratio at December 31, 2014 was 12.87%, well above regulatory requirements to be classified as “well capitalized”.

We enter 2015 with great excitement and enthusiasm. Our economy continues to strengthen, our organization is operating at a new level and we are optimistic that FPFC will continue to grow. In today’s environment, size, earnings, asset quality and franchise value continue as important elements in the valuation of a banking company.

Listing of First Priority Financial Corp. Common Stock

As previously disclosed, we have applied with the OTCQX Markets to list and trade FPFC common stock on the OTCQX for Banks. Our common stock will trade under the symbol “FPBK” and we plan to initiate listing our common stock by the end of the first quarter 2015. This is a key step in providing liquidity to our shareholders’ investment and to broaden the ownership base which we believe will, over time, lead to further access to the capital markets. The OTCQX for Banks was designed for U.S. regional and community banks.

In order to inform our current investors of the trading process, we will be holding three informational meetings this month to review our financial performance and to present our vision for the Company in this economic environment. The meetings will be held on February 17, 18 and 19 in each of our local markets and we are planning a meeting in New York City on March 11. Details of the local meetings are provided below.

Please refer to our website at www.fpbk.com for our fourth quarter 2014 earnings press release and summary financial statements. Our Form 10-K will be filed with the Securities and Exchange Commission on or about March 31, 2015 and will be available on our website at that time.

Thank you for your support of our Company and please do not hesitate to contact us with any questions you may have.

Sincerely,

David E. Sparks	Steven A. Ehrlich
Chairman and Chief Executive Officer	President

Informational Meetings

You are cordially invited to attend an informational meeting regarding the status and plans of First Priority Financial Corp. At the meeting, management will be discussing our Company’s performance in 2014, our vision in the current economic environment and the process regarding our upcoming stock listing. To accommodate all investors, we will be holding three meetings at the dates listed below. Receptions will begin at 4:30pm and the meetings will begin at 5:15pm.

February 17th	Spring Mill Country Club
80 Jacksonville Road
Ivyland, PA 18974

February 18th	The Desmond Great Valley
1 Liberty Blvd
Malvern, PA 19355

February 19th	Berkshire Country Club
1637 Bernville Road
Reading, PA 19601

Please respond by Friday, February 13, 2015 if and which reception you plan to attend.

E-mail:	rsvp@fpbk.com
Phone:	(484) 527-4059